Tatum, LLC

Interim Executive Services Agreement

June __, 2007

Ms. Randi V. Morrison
Senior Vice President, General Counsel and Secretary
CSK Auto Corporation
645 East Missouri Avenue, Suite 450
Phoenix, AZ 85012

Dear Ms. Morrison:

Tatum, LLC (“Tatum”) understands that CSK Auto, Inc., wholly owned subsidiary of CSK Auto Corporation, desires to engage a partner of Tatum to serve as interim chief financial officer for CSK Auto Corporation and its subsidiaries (for purposes of reference under this Agreement, referred to herein individually and collectively, as the context may dictate, as the “Company”). This Interim Executive Services Agreement sets forth the conditions under which such services will be provided.

Services; Fees

Tatum will make available to the Company Steven L. Korby (the “Tatum Partner”), who will serve as the interim chief financial officer of the Company. The Tatum Partner will become an employee and a duly elected or appointed officer of the Company and subject to the supervision and direction of the CEO of the Company, the board of directors of the Company, or both. Tatum will have no control or supervision over the Tatum Partner. The Tatum Partner will serve as the Company’s Principal Financial Officer and Principal Accounting Officer for purposes of the Company’s SEC filings and acknowledges that his duties will include, among other things, executing certifications of the Company’s financial statements as required by SEC rules and Compliance Certificates due from time to time under the Company’s debt agreements. The Company acknowledges and agrees that the Tatum Partner will not be required to execute such certifications and Compliance Certificates to the extent the Tatum Partner is not reasonably comfortable that such certifications and Compliance Certificates are correct in accordance with law.

As total compensation for services to be provided under this Agreement, the Company will pay directly to (i) the Tatum Partner a salary of $50,000 a month (“Salary”) and (ii) Tatum a fee of $12,500 a month (“Fees”).

The Company will have no obligation to provide the Tatum Partner any health or major medical benefits, stock, or bonus payments. The Tatum Partner will remain on his or her current medical plan. As an employee, the Tatum Partner will be eligible for any Company employee retirement and/or 401(k) plan and for vacation and holidays consistent with the Company’s policy as it applies to senior management, and the Tatum Partner will be exempt from any delay periods otherwise required for eligibility. The foregoing notwithstanding, the Tatum Partner will not commence accruing vacation until completion of ninety (90) days of service under this Agreement.

Payments

Payments to Tatum should be made by direct deposit through the Company’s payroll system, or by an automated clearing house (“ACH”) payment at the same time as payments are made to the Employee. If such payment method is not available and payments are made by check, Tatum will issue invoices to the Company, and the Company agrees to pay such invoices no later than ten (10) days after receipt of invoices.

The Company will reimburse the Tatum Partner directly for out-of-pocket expenses incurred by the Tatum Partner in providing services hereunder to the same extent that the Company is responsible for such expenses of senior managers of the Company, including airfare and airport parking or other airport transportation from and to Dallas TX on a weekly basis and a hotel, a daily meal allowance of $50, a rental car and other reasonable direct expenses in Phoenix, and subject to compliance with the Company’s expense reimbursement policies .

Hiring Tatum Partner Outside of Agreement

During the twelve (12)-month period following termination or expiration of this agreement, other than in connection with another Tatum agreement, the Company will not employ the Tatum Partner, or engage the Tatum Partner as an independent contractor, to render services of substantially the same nature as those to be performed by the Tatum Partner as contemplated by this agreement.  The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Tatum Partner’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain.  Therefore, in the event this provision is breached, Tatum will be entitled to receive as liquidated damages an amount equal to forty-five percent (45%) of the Tatum Partner’s Annualized Compensation (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty.  If, however, a court or arbitrator, as applicable, determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages.  The amount will be due and payable to Tatum upon written demand to the Company.  For this purpose, ''Annualized Compensation’’ will mean monthly Salary equivalent to what the Tatum Partner would receive on a full-time basis multiplied by twelve (12), plus the maximum amount of any bonus for which the Tatum Partner was eligible with respect to the then current bonus year.

Term and Termination

Effective upon thirty (30) days’ advance written notice, either party may terminate this agreement, such termination to be effective on the date specified in the notice, provided that such date is no earlier than thirty (30) days after the date of delivery of the notice. Tatum will continue to render services and will be paid during such notice period.

Tatum retains the right to terminate this agreement immediately if (1) the Company is engaged in or asks the Tatum Partner to engage in or to ignore any illegal or unethical activity, (2) the Tatum Partner dies or becomes disabled, (3) the Tatum Partner ceases to be a partner of Tatum for any other reason, or (4) upon written notice by Tatum of non-payment by the Company of amounts due under this agreement. For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by Tatum’s management acting in good faith.

In the event that either party commits a breach of this agreement, other than for reasons described in the above paragraph, and fails to cure the same within seven (7) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this agreement immediately effective upon written notice of such termination.

Insurance

The Company has provided Tatum or the Tatum Partner with written evidence that the Company maintains directors’ and officers’ insurance in an amount reasonably acceptable to the Tatum Partner, and the Company will maintain such insurance at all times while this agreement remains in effect (at no additional cost to the Tatum Partner).

Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors’ and officers’ extended reporting period, or “tail,” policy to cover the Tatum Partner at no cost to the Tatum Partner.

Disclaimers, Limitations of Liability and Indemnity

Tatum assumes no responsibility or liability under this agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s advice or recommendations. Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Tatum Partner becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Tatum disclaims all other warranties, either express or implied. Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum’s resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations. Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties.

The Company agrees to indemnify Tatum to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with Tatum’s or the Tatum Partner’s services to the Company, except to the extent Tatum acted fraudulently or in bad faith. The indemnification of the Tatum Partner will be covered in a separate agreement between such partner and the Company.

In the event that any partner of Tatum (including without limitation the Tatum Partner to the extent not otherwise entitled in his or her capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provide evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys’ fees) actually incurred by Tatum or such partner and provide Tatum with compensation at Tatum’s customary rate for the time incurred.

The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this agreement or the relationship arising hereunder, Tatum’s total liability will not exceed two (2) months of Fees, except in cases where it is determined by a court or arbitrator that Tatum (excluding the Tatum Partner) acted fraudulently or in bad faith.

As a condition for recovery of any liability, the Company must assert any claim against Tatum within three (3) months after discovery or sixty (60) days after the termination or expiration of this agreement, whichever is earlier.

Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

Arbitration

If the parties are unable to resolve any dispute arising out of or in connection with this agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Atlanta, Georgia, office of the AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need. The arbitrator will render his decision within ninety (90) days after the call for arbitration. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision of this agreement, including this paragraph. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.

Miscellaneous

Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Agreement, including but not limited to attorneys’ fees actually incurred.

During the term of this Agreement, the Company agrees to allow Tatum to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.

Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This agreement binds and benefits the respective successors of Tatum and the Company.

Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

The provisions in this agreement concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, directors’ and officers’ insurance, indemnity, and arbitration will survive any termination or expiration of this Agreement.

This agreement will be governed by and construed in all respects in accordance with the laws of the State of Georgia, without giving effect to conflicts-of-laws principles.

The terms of this agreement are severable and may not be amended except in writing signed by the party to be bound. If any portion of this agreement is found to be unenforceable, the rest of the agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial benefit of its bargain.

Nothing in this agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Partner.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Bank Lockbox Mailing Address for Deposit and Fees:

Tatum, LLC P.O. Box 403291 Atlanta, GA 30384-3291

Electronic Payment Instructions for Deposit and Fees:

Bank Name: Bank of America Branch: Atlanta Routing Number:	For ACH Payments: 061 000 052 For Wires: 026 009 593

Account Name: Tatum, LLC
Account Number: 003 279 247 763
Please reference: CSK Auto Corporation

Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.

We look forward to serving you.

Sincerely yours,

TATUM, LLC
Douglas M. Payne Managing Partner – Dallas Fort Worth	Acknowledged and agreed by:
CSK AUTO CORPORATION
Randi V. Morrison Senior Vice President, General Counsel and Secretary June , 2007